Exhibit 4.62

Trademark Licensing Agreement

Supplementary Agreement No.2

This Supplementary Agreement No.2 is made on November 26, 2020 by and between:

(1)

Phoenix Satellite Television Trademark Limited, with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola VG 1110, British Virgin Islands and authorized representative being Yang Jiaqiang (the “Licensor”); and

(2)

Yifeng Lianhe (Beijing) Technology Co., Ltd., with its registered address at Room 07, Floor 8, Building 2, Yard 4, Qiyang Road, Chaoyang District, Beijing, China and legal representative being He Yansheng (the "Licensee").

(For the purpose of this Supplementary Agreement No.2, the Licensor and the Licensee may hereinafter be referred to collectively as the “Parties” and individually as a “Party”.)

WHEREAS:

1.

The Licensor and the Licensee signed a Trademark Licensing Agreement on December 8, 2017, and then signed the Supplementary Agreement No.1 to the Trademark Licensing Agreement on August 5, 2019 (the “Supplementary Agreement No.1”, and collectively with the Trademark Licensing Agreement, the “Original Agreements”). The Licensor agrees to grant the license to use trademarks and logos to the Licensee according to the provisions of the Original Agreements.

2.

The Original Agreements shall be valid until December 7, 2020 according to the provisions of the Original Agreements. Before the expiration of the Original Agreements, the Original Agreements can, upon written confirmation by the Licensor, be extended for a period which shall be separately confirmed by the Licensor and the Licensee through negotiation.

3.	The Licensor further agrees to newly grant to the Licensee the license to use the trademarks listed in Article 2 of Annex I to this Supplementary Agreement No.2.

NOW, THEREFORE, through friendly negotiation, the Parties hereby agree as follows:

1.

The Parties confirm that the term of the Original Agreements will be extended to December 7, 2023 (the “New Term”). Before the expiration of the New Term, the Original Agreements can, upon written confirmation by the Licensor, be extended for a period which shall be separately confirmed by the Licensor and the Licensee through negotiation.

2.

The licensed trademarks, licensed logos and the effective dates of their respective licenses listed in the Original Agreements shall be subject to the trademarks, logos, and the effective dates of their respective licenses listed in Articles 1 and 3 of Annex I to this Supplementary Agreement No.2. The valid period of the license to the licensed trademarks listed in Article 1 of Annex I to this Supplementary Agreement No.2 will be extended to December 7, 2023 or until the Licensor terminates the licenses according to the provisions of the Original Agreements, whichever is the earlier. The valid period of the license to the licensed logos listed in Article 3 of Annex I of this Supplementary Agreement No.2 or the newly added logos “Phoenix+(Word or Figure)” shall be subject to the provisions of Article 10.1 of the Trademark Licensing Agreement on the logos listed in Article 3 of Annex I thereto or the newly added logos “Phoenix + (Word or

Figure)” in the future.
3.

The Licensor agrees to grant to the Licensee a new non-exclusive license to use the trademarks listed in Article 2 of Annex I to this Supplementary Agreement No.2 according to the provisions of the Original Agreements and this Supplementary Agreement No.2. The valid period of the aforesaid license shall commence on December 8, 2020 and end on December 7, 2023 or until the Licensor terminates the license according to provisions of the Original Agreements, whichever is the earlier.

4.

The trademarks being applied for registration described in Article1.2 (Notice of Acceptance of Trademark Registration) and Article 2.2 (Notice of Acceptance of Registration of Newly Added Trademarks) of Annex I to this Supplementary Agreement No.2 have been filed with the Trademark Office for registration on their respective application dates, but have not been approved for registration on the date of signing this Supplementary Agreement No.2. In this regard, even if there is any inconsistency with the other provisions of the Original Agreements and this Supplementary Agreement No.2, the Parties agree that the license to the above trademarks being applied for registration shall be subject to the registration approved by the Trademark Office, the license shall take effect on the dates when such trademarks are respectively approved for registration, and the license scope shall be subject to the goods or services listed in the trademark registration certificates.

5.

The Parties agree that Article 5 (Filing and Registration of Trademark License) of the Trademark Licensing Agreement shall be invalid, and neither Parties need to perform any obligations under such Article 5. The expiration date shall be traced back to the effective date of the Trademark Licensing Agreement.

6.	Miscellaneous
(1)

After this Supplementary Agreement No.2 comes into force, it will become an integral part of and have the same legal effect as the Original Agreements. Except for the clauses explicitly modified in this Supplementary Agreement No.2, the remaining provisions of the Original Agreements shall remain valid. In case of any conflict between this Supplementary Agreement No.2 and the Original Agreements, this Supplementary Agreement No.2 shall prevail.

(2)	Unless otherwise agreed in this Supplementary Agreement No.2, all terms used in this Supplementary Agreement No.2 shall have the same meanings given to them in the Original Agreements.
(3)	This Supplementary Agreement No.2 is made in two counterparts, with each of the Licensor and the Licensee holding one counterpart, and such two counterparts shall have the same legal force.
(4)	This Supplementary Agreement No.2 shall be valid from December 8, 2020 to December 7, 2023.

Annex I

1.	Licensed Trademarks and Licensed Logos under the Original Agreements

1.1 Trademarks Registered in China

1.2 Notice of Acceptance of Trademark Registration

2.	Licensed Trademarks Newly Added under this Supplementary Agreement No. 2

2.1 Newly-added Trademarks Registered in China

2.2 Notice of Acceptance of Registration of Newly Added Trademarks

3. Other Licensed Logos under the Trademark Licensing Agreement

(The remainder of this page is intentionally left blank)

Signature Page

Licensor:

Phoenix Satellite Television Trademark Limited

(Seal)

Licensee:

Yifeng Lianhe (Beijing) Technology Co., Ltd.

(Seal)

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